Exhibit 10.1

611 GATEWAY BOULEVARD

FIRST AMENDMENT TO OFFICE LEASE

This FIRST AMENDMENT TO OFFICE LEASE (this “Amendment”) is made and entered into as of August 9, 2018 by and between BXP 611 GATEWAY CENTER LP, a Delaware limited partnership (“Landlord”), and CATALYST BIOSCIENCES INC., a Delaware corporation (“Tenant”).

R E C I T A L S

A.    Landlord and Tenant entered into that certain Office Lease dated November 8, 2017 (the “Original Lease”), whereby Landlord leased to Tenant and Tenant leased from Landlord a total of 8,606 rentable square feet of space located on the seventh (7th) floor and commonly known as Suite 710 (the “Existing Premises”) and located in that certain office building known as 611 Gateway Boulevard, located in South San Francisco, California (the “Building”).

B.    Tenant desires to expand the Existing Premises to include that certain space consisting of approximately 4,626 rentable square feet of space located on the seventh (7th) floor (the “Expansion Premises”), as shown on Exhibit A, attached, and to make other modifications to the Original Lease, and in connection therewith Landlord and Tenant desire to amend the Original Lease on the terms and conditions contained herein.

A G R E E M E N T

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Defined Terms. All capitalized terms not otherwise defined herein shall have the same meaning as is given such terms in the Original Lease. From and after the date hereof, all references in the Original Lease and herein to the “Lease” shall mean and refer to the Original Lease, as amended hereby.

2.    Modification of Premises. Effective as of the date (the “Expansion Commencement Date”) which is the earlier to occur of (i) the date upon which Tenant commences to conduct business in the Expansion Premises (as opposed to preparing the Expansion Premises for the conduct of Tenant’s business), and (ii) the later of (a) November 1, 2018 (as may be extended by Landlord Delay), and (b) Substantial Completion of the Landlord Work, the Existing Premises shall be increased to include the Expansion Premises. Landlord and Tenant hereby acknowledge that such addition of the Expansion Premises to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the size of the Premises to approximately 13,232 rentable square feet. The Existing Premises and the Expansion Premises may hereinafter collectively be referred to as the “Premises.”

3.    Expansion Term. The term of Tenant’s lease of the Expansion Premises (the “Expansion Term”) shall commence on the Expansion Commencement Date and shall be coterminous with the Original Lease and expire on the Lease Expiration Date, unless sooner terminated as provided in the Original Lease, as hereby amended. Landlord shall, however, deliver exclusive possession of the Expansion Premises to Tenant (subject to access by Landlord Parties to perform the Landlord Work under the Expansion Work Letter) on or before the date that is two (2) business days after the mutual execution and delivery of this Amendment by Landlord and Tenant (the “Expansion Delivery Date”). From the Expansion Delivery Date through the date immediately preceding the Expansion Commencement Date (the “Expansion Early Occupancy Period”), Tenant shall have the right to use and occupy the Expansion Premises for the design, construction and installation of the Tenant Improvements and otherwise to prepare the Expansion Premises for the conduct of Tenant’s business. All of the terms and conditions of the Lease shall apply during the Expansion Early Occupancy Period, except that Tenant shall have no obligation to pay Base Rent or Tenant’s Share of Building Direct Expenses with respect to the Expansion Premises

4.    Base Rent; Expansion Premises. Commencing on the Expansion Commencement Date and continuing throughout the Expansion Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Expansion Premises as follows:

Period During Expansion Term	Annual Base Rent	Monthly Installment of Base Rent
If the Expansion Commencement Date is on or prior to February 28, 2019: Expansion Commencement Date – February 28, 2019	$191,516.40	$15,959.70
March 1, 2019 – February 29, 2020 OR If the Expansion Commencement Date is after February 28, 2019: Expansion Commencement Date – February 29, 2020	$197,261.89	$16,438.49

March 1, 2020 – February 28, 2021	$203,179.75	$16,931.65
March 1, 2021 – February 28, 2022	$209,275.14	$17,439.60
March 1, 2022 – February 28, 2023	$215,553.40	$17,962.78
March 1, 2023 – April 30, 2023	$222,020.00	$18,501.67

Concurrently with Tenant’s execution of this Amendment, Tenant shall pay to Landlord the Base Rent payable for the Expansion Premises for the first full month of the Expansion Term.

5.    Additional Rent. Notwithstanding anything to the contrary in the Lease, prior to the Expansion Commencement Date, Tenant shall continue to pay the Excess of Tenant’s Share of Building Direct Expenses for the Existing Premises in accordance with the terms of the Original Lease. Commencing on the Expansion Commencement Date, and continuing throughout the remainder of the Expansion Term, Tenant shall pay the Excess of Tenant’s Share of Building Direct Expenses in accordance with the terms of Article 4 of the Lease; provided, however, for purposes of calculating the amount of Tenant’s Share of Capital Expenses and the Excess of Tenant’s Share of Building Direct Expenses, which Tenant shall pay in connection with the Expansion Premises, (i) Tenant’s Share shall equal 1.7766%; and (ii) the Base Year shall be calendar year 2018.

6.    Condition of Expansion Premises. Tenant hereby acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Expansion Premises, the Building or the Project, or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as specifically set forth in the Lease or in the Tenant Work Letter attached hereto as Exhibit B (the “Expansion Work Letter”). The construction of the Tenant Improvements, as that term is defined in Exhibit B, to the Expansion Premises shall be governed by the terms of Exhibit B and the terms of Article 8 of the Lease; provided that in the event of a conflict between the provisions of Article 8 as to the construction of the Tenant Improvements to the Expansion Premises, the provisions of Exhibit B shall control. Except as specifically set forth in the Lease or the Tenant Work Letter, attached hereto as Exhibit B, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises, and Tenant shall accept the Expansion Premises in its presently existing, “as-is” condition, subject to Landlord’s obligations under Article 7 of the Lease (including Landlord’s obligations with respect to the maintenance of the Building Systems serving the Expansion Premises and the Building Structure) of the Lease and the Expansion Work Letter. Tenant hereby acknowledges and agrees that any improvements, alterations, additions or changes to the Premises, other than the Tenant Improvements, shall be completed pursuant to the terms and conditions of Article 8 of the Lease. Notwithstanding the foregoing, on the Expansion Delivery Date, (i) Landlord shall provide Tenant with a master key to the entrance into the Expansion Premises; and (ii) all window blinds and treatments in the Expansion Premises shall be in good working order and repair.

7.    Security Deposit. Notwithstanding anything in the Lease to the contrary, the Security Deposit held by Landlord pursuant to the Lease, as amended hereby, shall be increased from $128,028.59 to $196,848.05. Concurrent with Tenant’s execution of this Amendment, Tenant shall deposit with Landlord $68,819.46, to increase the Security Deposit held by Landlord to such increased amount. The increased Security Deposit shall be held and applied in accordance with the terms of Article 21 of the Lease.

8.    Right of First Offer. Landlord hereby grants to the originally named Tenant in the Original Lease and any Permitted Non-Transferee (collectively, “Original Tenant“) a one-time right of first offer with respect to the space located on the seventh (7th) floor of the Building consisting of approximately 6,496 rentable square feet and currently referred to as Suite 740 as shown on Exhibit C attached hereto and made a part hereof (the “First Offer Space“). Notwithstanding the foregoing, such first offer right of Tenant shall commence only following the expiration or earlier termination of the existing leases (including renewals and extensions, whether pursuant to rights currently existing or hereafter granted) of the First Offer Space, and such right of first offer shall be subordinate to all rights of tenants under leases of the First Offer Space existing as of the date hereof, and all rights of other tenants of the Project, which rights relate to the First Offer Space and which rights are set forth in leases of space in the Project existing as of the date hereof, each including any renewal, extension, expansion, first offer, first negotiation and other similar rights, regardless of whether such rights are executed strictly in accordance with their respective terms or pursuant to lease amendments or new leases (all such tenants under existing leases of the First Offer Space and other tenants of the Project, collectively, the “Superior Right Holders“). Landlord represents and warrants that no Superior Right Holders exist as of the date of this Amendment.

Tenant acknowledges that Landlord is currently negotiating a lease with a tenant with respect to the First Offer Space. If such lease is not executed, Landlord shall have the right to enter into a lease with a third party, with respect to the First Offer Space. Either of the leases described in the foregoing two sentences shall be referred to herein as an “Interim Lease”. Tenant’s right of first offer as set forth in this Section 8 shall be subordinate the all rights of the tenant under an Interim Lease and such tenant shall be deemed a Superior Right Holder.

8.1    Procedure for Offer. Landlord shall notify Tenant (a “First Offer Notice“) from time to time when the First Offer Space or any portion thereof becomes available for lease to third parties, provided that no Superior Right Holder wishes to lease such space. Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the then available First Offer Space. A First Offer Notice shall describe the space so offered to Tenant and shall set forth Landlord’s proposed “First Offer Rent,” as that term is defined in Section 8.1.3, below, and the other economic terms upon which Landlord is willing to lease such space to Tenant. The rentable square footage of the space so offered to Tenant shall be determined in accordance with the terms of Section 1.2 of the Original Lease, as amended by Section 9 of this Amendment.

8.1.2    Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first offer with respect to the space described in a First Offer Notice, then within ten (10) business days of delivery of such First Offer Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant’s intention to exercise its right of first offer with respect to the entire space described in such First Offer Notice on the terms contained therein (other than Landlord’s proposed First Offer Rent, the parties acknowledging that the actual First Offer Rent shall be determined in accordance with Section 8.1.3 and Section 10, below). If Tenant does not so notify Landlord within the ten (10) business day period, then Landlord shall be free to lease the space described in such First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof. If Tenant does not exercise its right of first offer with respect to any space described in a First Offer Notice or if Tenant fails to respond to a First Offer Notice within ten (10) business days of delivery thereof, then Tenant’s right of first offer as set forth in this Section 8 shall terminate as to all of the space described in such First Offer Notice. If Tenant elects not to or does not timely exercise Tenant’s right of first offer prior to the expiration of Tenant’s response period described above, and Landlord does not enter into a lease with respect to such space within one (1) year after the expiration of such Tenant’s response period, Tenant’s right of first offer with respect to the First Offer Space shall renew, subject to the terms and conditions of Section 8, above.

8.1.3    First Offer Space Rent. The annual “Base Rent,” as that term is defined in Section 3.1 of the Lease, payable by Tenant for the First Offer Space (the “First Offer Rent“) shall be equal to the “Fair Rental Value,” as that term is defined in Section 10 of this Amendment, for the First Offer Space, pursuant to transactions consummated within the nine (9)-month period preceding the “First Offer Commencement Date,” as that term is defined in Section 8.5 of this Amendment; provided, however, that (i) First Offer Rent on an annual, per rentable square foot basis shall in no event be less than the Base Rent on an annual, per rentable square foot basis under the Lease as of the First Offer Commencement Date, including all applicable escalations to the Base Rent made prior to the First Offer Commencement Date (the “Prior Base Rent“); and (ii) the “Base Year” with respect to the First Offer Space only shall be the calendar year in which the First Offer Commencement Date occurs.

8.1.4    Construction In First Offer Space. Tenant shall accept the First Offer Space in its then existing “as is” condition, subject to Landlord’s obligations under Article 7 of the Lease and except as provided in the First Offer Notice. The construction of improvements in the First Offer Space shall comply with the terms of Article 8 of the Lease.

8.1.5    Amendment to Lease. If Tenant timely exercises Tenant’s right to lease First Offer Space as set forth herein, then, within fifteen (15) business days thereafter, Landlord and Tenant shall execute an amendment to the Lease for such First Offer Space upon the terms and conditions as set forth in the First Offer Notice therefor and this Section 8. The term of such First Offer Space shall commence upon the date of delivery of such First Offer Space to Tenant (the “First Offer Commencement Date“) and terminate on the date set forth in the First Offer Notice therefor; provided, however, that if the First Offer Commencement Date is earlier than April 30, 2021, the term of such First Offer Space shall instead expire on the Lease Expiration Date. Tenant shall commence payment of Rent for such First Offer Space on the date provided in the First Offer Notice.

8.1.6    Termination of Right of First Offer. The rights contained in this Section 8 shall be personal to Original Tenant, and may only be exercised by Original Tenant (and not by any assignee, sublessee or other “Transferee,” as that term is defined in Section 14.1 of the Lease, of Tenant’s interest in the Lease) if Original Tenant occupies the entire Premises. The right of first offer granted herein shall terminate as to particular First Offer Space upon the failure by Tenant to exercise its right of first offer with respect to such First Offer Space as offered by Landlord. Tenant shall not have the right to lease First Offer Space, as provided in this Section 8, if, as of the date of the attempted exercise of any right of first offer by Tenant, or as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in default under the Lease beyond any applicable notice and cure period or if Tenant has previously been in default under the Lease beyond any applicable notice and cure period more than once in the twelve (12) month period prior to the date of the First Offer Notice.

9.    Verification of Rentable Square Feet of Premises and Building. Section 1.2 of the Original Lease is hereby deleted and replaced with the following:

“Section 1.2 Verification of Rentable Square Feet of Premises and Building. For purposes of the Lease, “rentable square feet” in the Premises and the Building, as the case may be, shall be calculated pursuant to Landlord’s then current, commercially reasonable method for measuring rentable square footage. Landlord and Tenant hereby stipulate and agree that the rentable area of the Premises is as set forth in Section 2.2 of the Summary. Notwithstanding the foregoing, if Landlord, at its option, re-measures the Premises in connection with a re-measurement of the Building to determine the exact amount of rentable area contained therein pursuant to Landlord’s then current, commercially reasonable method for measuring rentable square footage, or if the rentable area of the Premises and/or the Building shall hereafter change due to subsequent alterations and/or other modifications to the Premises and/or the Building, then the rentable area of the Premises and/or the Building, as the case may be, shall be appropriately adjusted as of the date of such re-measurement or such alteration and/or other modification, based upon the written, commercially reasonable verification by Landlord’s space planner of such revised rentable area. In the event of any such adjustment to the rentable area of the Premises and/or the Building, all amounts, percentages and figures appearing or referred to in the Lease based upon such rentable area (including, without limitation, the amounts of the “Rent” and the “Security Deposit,” as those terms are defined in Article 4 and Article 21 of this Lease, respectively, and “Tenant’s Share,” as that term is defined in Section 4.2.10 of the Lease) shall be modified in accordance with such determination; provided, however, if any such adjustment to the rentable area of the Premises and/or the Building results from a re-measurement thereof conducted at Landlord’s option, then, notwithstanding anything to the contrary contained in this Section 1.2, “Base Rent,” as defined in Article 3 of the Lease, shall not be modified in accordance with such determination.”

10.    Fair Rental Value.

10.1    Fair Market Value. The “Fair Rental Value,” as used in this Amendment, shall be equal to the annual base rent per rentable square foot, including all escalations, at which tenants (pursuant to leases consummated within the twelve (12) month period preceding the first day of the commencement date for the First Offer Space), are leasing non-sublease, non-encumbered, non-equity space which is not significantly greater or smaller in size than the subject space, for a comparable lease term, in an arm’s length transaction, which comparable space is located in the “Comparable Buildings,” as that term is defined in this Section 10, below (transactions satisfying the foregoing criteria shall be known as the “Comparable Transactions”), taking into consideration the following concessions (the “Concessions”): (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (b) tenant improvements or allowances provided or to be provided for such comparable space, and taking into account the value, if any, of the existing improvements in the subject space, such value to be based upon the age, condition, design, quality of finishes and layout of the improvements and the extent to which the same can be utilized by a general office user other than Tenant; and (c) other reasonable monetary concessions being granted such tenants in connection with such comparable space. The Fair Rental Value shall also take into account (1) the terms and conditions of the Lease, including without limitation Tenant’s obligation to pay Additional Rent thereunder and (2) the rental structure of the Comparable Transactions (i.e., triple net rent). The Fair Rental Value shall additionally include a determination as to whether, and if so to what extent, Tenant must provide Landlord with additional financial security, such as a letter of credit or guaranty, for Tenant’s Rent obligations in connection with Tenant’s lease of the First Offer Space. Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants). The Concessions (A) shall be reflected in the effective rental rate (which effective rental rate shall take into consideration the total dollar value of such Concessions as amortized on a straight-line basis over the applicable term of the Comparable Transaction (in which case such Concessions evidenced in the effective rental rate shall not be granted to Tenant)) payable by Tenant, or (B) at Landlord’s election, all such Concessions shall be granted to Tenant in kind. The term “Comparable Buildings” shall mean the Building, those other office buildings located near the Building and known as 601 Gateway Boulevard and 651 Gateway Boulevard, and those other comparable Class A office buildings located in the South San Francisco submarket.

10.2    Determination of Fair Market Value Rent. If Tenant, on or before the date which is thirty (30) days following the date upon which Tenant receives the First Offer Notice, in good faith objects to Landlord’s determination of the First Offer Rent set forth therein, then Landlord and Tenant shall attempt to agree upon the First Offer Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant’s objection to the First Offer Rent (the “Outside Agreement Date”), then each party shall make a separate determination of the First Offer Rent, as the case may be, within ten (10) business days, and such determinations shall be submitted to arbitration in accordance with Sections 10.2.1 through 10.2.7, below.

10.2.1    Landlord and Tenant shall each appoint one arbitrator who shall be, at the option of the appointing party, a real estate broker or appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the leasing or appraisal, as the case may be, of Class-A commercial office properties in San Mateo County. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted First Offer Rent is the closest to the actual First Offer Rent, taking into account the requirements of Section 10.1 of this Amendment, as determined by the arbitrators. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions. The arbitrators so selected by Landlord and Tenant shall be deemed “Advocate Arbitrators.”

10.2.2    The two (2) Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator (“Neutral Arbitrator”) who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators, except that neither the Landlord or Tenant or either parties’ Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.

10.2.3    The three arbitrators shall, within thirty (30) days of the appointment of the Neutral Arbitrator, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted First Offer Rent, and shall notify Landlord and Tenant thereof.

10.2.4    The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.

10.2.5    If either Landlord or Tenant fails to appoint an Advocate Arbitrator within fifteen (15) days after the Outside Agreement Date, then either party may petition the presiding judge of the Superior Court of San Mateo County to appoint such Advocate Arbitrator subject to the criteria in Section 10.2.1 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such Advocate Arbitrator.

10.2.6    If the two (2) Advocate Arbitrators fail to agree upon and appoint the Neutral Arbitrator, then either party may petition the presiding judge of the Superior Court of San Mateo County to appoint the Neutral Arbitrator, subject to criteria in Section 10.2.2 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such arbitrator.

10.2.7    The cost of the arbitration shall be paid by Landlord and Tenant equally.

10.2.8    In the event that the First Offer Rent shall not have been determined pursuant to the terms hereof prior to the commencement date of the First Office Space, Tenant shall be required to pay the First Offer Rent initially provided by Landlord to Tenant, and upon the final determination of the First Offer Rent, the payments made by Tenant shall be reconciled with the actual amounts of First Offer Rent due, and the appropriate party shall make any corresponding payment to the other party.

11.    Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent, other than Newmark Cornish & Carey and Cushman & Wakefield (collectively, the “Broker”) in connection with the negotiation of this Amendment, and that they know of no real estate broker or agent, other than Broker, who is entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, except for Broker, occurring by, through, or under the indemnifying party. The terms of this Section 11 shall survive the expiration or earlier termination of this Amendment or the Lease.

12.    No Default. Tenant represents and warrants to Landlord that, to Tenant’s actual knowledge as of the date of this Amendment, Landlord is not in default of any of its obligations under the Original Lease and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by Landlord. To Tenant’s actual knowledge, as of the date hereof, Tenant has no offsets, setoffs, rebates, concessions, claims or defenses against or with respect to the payment of Base Rent, Additional Rent or any other sums payable under the Lease.

13.    No Further Modification. Except as specifically set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease, and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail.

14.    Counterparts. This Amendment may be executed in counterparts with the same effect as if both parties hereto had executed the same document. All counterparts shall be construed together and shall constitute a single agreement.

15.    Authority. Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Amendment and that each person signing on behalf of Tenant is authorized to do so.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

“Landlord”:

BXP 611 GATEWAY CENTER LP,
a Delaware limited partnership

BY:	BXP CALIFORNIA GP LLC,
a Delaware limited liability company,
its general partner

	BY:	BOSTON PROPERTIES LIMITED
PARTNERSHIP, a Delaware limited
partnership, its sole member

		BY:	BOSTON PROPERTIES, INC., a
Delaware corporation, its general partner

			BY:	/s/ Rod. C. Diehl
				Name:	Rod. C. Diehl
				Title:	Senior Vice President, Leasing

				Dated:	August 10, 2018

“Tenant”:

CATALYST BIOSCIENCES INC.,
a Delaware corporation

BY:	/s/ Nassim Usman
	Name:	Nassim Usman
	Title:	Chief Executive Officer

BY:	/s/ Fletcher Payne
	Name:	Fletcher Payne
	Title:	Chief Financial Officer

Dated: August 9, 2018

EXHIBIT A

OUTLINE OF EXPANSION PREMISES

611 Gateway
7th Floor
Premises
4,626 SF
Demising wall
NORTH

EXHIBIT A

EXHIBIT B

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the Tenant Improvements in the Expansion Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Expansion Premises, in sequence, as such issues will arise during the actual construction of the Expansion Premises. All references in this Tenant Work Letter to Articles or Sections of “this Amendment” shall mean the relevant portions of Articles 1 through 15 of this Amendment to which this Tenant Work Letter is attached as Exhibit B, and of which this Tenant Work Letter forms a part, and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portions of Sections 1 through 5 of this Tenant Work Letter.

SECTION 1

DELIVERY OF THE EXPANSION PREMISES AND BASE BUILDING

1.1    Base, Shell and Core. Landlord has constructed, at its sole cost and expense, the base, shell, and core (i) of the Expansion Premises and (ii) of the floor of the Building on which the Expansion Premises is located (collectively, the “Base, Shell, and Core”). The Base, Shell and Core shall consist of the following elements: (A) base Building systems located in the vertical risers, raceways, and shafts (including elevator shafts and equipment, the telecom riser exclusive of equipment owned by third parties, electrical rooms, stair shafts and mechanical shafts) up to but not including the point of demarcation of such systems with the horizontal point of connection on a particular floor; (B) in the case of the sprinkler system, it shall additionally include the valve at the riser and the main sprinkler loop, but shall exclude branch pipes; (C) the concrete floor at each floor level, and (D) the Building’s steel and concrete superstructure. Except as provided in Section 1.2 below, Tenant shall accept the Base, Shell and Core from Landlord in their presently existing, “as-is” condition.

1.2    Landlord Work. Landlord shall, at Landlord’s sole cost and expense, concurrently with Tenant’s construction of the Tenant Improvements, remove the existing demising wall and construct a Building standard demising wall at the Expansion Premises, which shall include studs, acoustical insulation and dry wall ready for finish on the Tenant side only and any necessary penetrations, fire dampers and sound traps (collectively, the “Demising Wall”), which Demising Wall shall be adjacent to the Expansion Premises as set forth on Exhibit A to this Amendment (collectively, the “Landlord Work”). Tenant may not change or alter the Landlord Work. Landlord shall use commercially reasonable efforts to Substantially Complete the Landlord Work no later than forty-five (45) days after the Expansion Delivery Date.

In addition, Landlord shall, at Landlord’s sole cost and expense, to the extent required in order to allow Tenant to obtain a certificate of occupancy, or its legal equivalent, for the Expansion Premises for general office use assuming a normal and customary office occupancy density, cause the Landlord Work and the Building Common Areas (including the Base Building restrooms on the seventh (7th) floor of the Building), to comply with applicable building codes and other governmental laws, ordinances and regulations related to handicap access, which were enacted and enforced as of the date of this Amendment.

EXHIBIT B

Because Landlord shall be constructing the Landlord Work concurrently with Tenant’s construction of the Tenant Improvements, there will be a certain “overlap” period pursuant to which both Landlord’s representatives, employees, vendors and contractors and Tenant’s representatives, employees, vendors and contractors may be present and performing work in a portion of the Premises. During any such “overlap” period(s) when both parties and/or their respective employees, vendors, contractors or consultants are concurrently performing work in, or accessing, any portion of the Premises, neither party shall unreasonably interfere with or delay the work of the other party and/or its contractors or consultants, and both parties shall mutually coordinate and cooperate with each other, and shall cause their respective employees, vendors, contractors, and consultants to work in harmony with and to mutually coordinate and cooperate with the other’s employees, vendors, contractors and consultants, respectively, to minimize any interference or delay by either party with respect to the other party’s work. In addition, Landlord shall, and shall cause the other Landlord Parties to, use commercially reasonable efforts to minimize any interference with Tenant’s operations in the Existing Premises. Landlord shall have no obligation to move any furniture or other personal property of Tenant in the performance of Landlord Work. Tenant hereby agrees that the construction of the Landlord Work shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of rent. Except as otherwise expressly provided in the Lease (including this Tenant Work Letter), Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Landlord Work, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Landlord Work or Landlord’s actions in connection with the Landlord Work, or for any inconvenience or annoyance occasioned by the Landlord Work or Landlord’s actions in connection with the Landlord Work.

SECTION 2

TENANT IMPROVEMENTS

2.1    Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of Two Hundred Eight Thousand One Hundred Seventy and 00/100 Dollars ($208,170.00) or Forty-Five Dollars and 00/100 ($45.00) per square foot, for the costs relating to the initial design and construction of Tenant’s improvements, which are permanently affixed to the Expansion Premises (the “Tenant Improvements”). Except as provided in Section 2.2 below, in no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance. In the event that the Tenant Improvement Allowance is not fully utilized by Tenant by one (1) year after the later date this Amendment is executed by Landlord and Tenant, then such unused amounts shall revert to Landlord, and Tenant shall have no further rights with respect thereto. All Tenant Improvements for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of the Lease; provided; however, that notwithstanding the

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foregoing, upon request by Tenant at the time of Tenant’s request for Landlord’s review of the Final Space Plan and/or the Final Working Drawings, Landlord shall notify Tenant whether any of the Tenant Improvements will be required to be removed pursuant to the terms of this Section 2.1. Notwithstanding the foregoing or anything to the contrary in this Amendment , Tenant shall not be required to remove any Tenant Improvements, which are normal and customary business office improvements; provided, however, in any event Landlord may require Tenant to remove all (i) rolling files and structural supports, (ii) built-in or high-density file systems, (iii) any supplemental HVAC system installed by Tenant, (iv) any structural improvements, and (v) any security or information technology systems installed by or on behalf of Tenant in the Expansion Premises.

2.2    Disbursement of the Tenant Improvement Allowance.

2.2.1    Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the “Tenant Improvement Allowance Items”):

2.2.1.1    Payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, which fees shall, notwithstanding anything to the contrary contained in this Tenant Work Letter, not exceed an aggregate amount equal to $4.00 per rentable square foot of the Expansion Premises, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter;

2.2.1.2    The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.1.3    The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors’ fees and general conditions;

2.2.1.4    The cost of any changes in the Base Building when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.5    The cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the “Code”);

2.2.1.6    The cost of connection of the Expansion Premises to the Building’s energy management systems;

2.2.1.7    Intentionally Omitted;

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2.2.1.8    The cost of the “Coordination Fee,” as that term is defined in Section 4.3.2.2 of this Tenant Work Letter;

2.2.1.9    Sales and use taxes and Title 24 fees; and

2.2.1.10    Subject to Section 4.2.2.1, below, all other costs to be expended by Landlord in connection with the construction of the Tenant Improvements.

Notwithstanding anything in the Lease or this Tenant Work Letter to the contrary, Landlord shall pay, and Tenant shall have no responsibility for, and no portion of the Tenant Improvement Allowance shall be applied against, the following costs associated with the Tenant Improvements: (i) cost occasioned by the presence of any Hazardous Substance at the Expansion Premises, the Building or the Project unless disturbed or exacerbated by Tenant during Tenant’s installation or construction of the Tenant Improvements, or (ii) with respect to the Landlord Work or any other work performed by Landlord, costs recoverable by Landlord on account of warranties from Landlord’s contractors or insurance.

2.2.2    Disbursement of Tenant Improvement Allowance. During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows:

2.2.2.1    Monthly Disbursements. On or before the first (1st) day of each calendar month during the construction of the Tenant Improvements (or such other date as Landlord may reasonably designate), Tenant shall deliver to Landlord: (i) a request for payment of the “Contractor,” as that term is defined in Section 4.1 of this Tenant Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Expansion Premises , detailing the portion of the work completed and the portion not completed; (ii) invoices from all of “Tenant’s Agents,” as that term is defined in Section 4.1.2 of this Tenant Work Letter, for labor rendered and materials delivered to the Expansion Premises ; (iii) executed mechanic’s lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 8132; and (iv) all other information reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. No later than thirty (30) days thereafter, Landlord shall deliver a check to Tenant in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.4.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention), provided that Landlord does not reasonably dispute any request for payment based on non-compliance of any work with the “Approved Working Drawings,” as that term is defined in Section 3.4 below, or due to any substandard work. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

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2.2.2.2    Final Retention. Subject to the provisions of this Tenant Work Letter, a check for the Final Retention shall be delivered by Landlord to Tenant following the completion of construction of the Expansion Premises , provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 8132 and either Section 8136 or 8138, (ii) Landlord has reasonably determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building and (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Tenant Improvements in the Expansion Premises has been substantially completed.

2.2.2.3    Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items. All Tenant Improvement Allowance Items for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of this Amendment.

2.3    Standard Tenant Improvement Package. Landlord has established specifications (the “Specifications”) for the Building standard components to be used in the construction of the Tenant Improvements in the Expansion Premises (collectively, the “Standard Improvement Package”), which Specifications have been supplied to Tenant by Landlord prior to execution of this Amendment. The quality of Tenant Improvements shall be equal to or of greater quality than the quality of the Specifications, provided that the Tenant Improvements shall comply with certain Specifications as designated by Landlord. Landlord may make reasonable changes to the Specifications for the Standard Improvement Package from time to time, provided that Tenant shall not be required to make any changes to the Approved Working Drawings as a result of any such changes made after the Final Working Drawings have been approved by Landlord.

SECTION 3

CONSTRUCTION DRAWINGS

3.1    Selection of Architect/Construction Drawings. Tenant has retained and Landlord has approved Brown Reynolds Watford, as the architect/space planner (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. Tenant shall also retain engineering consultants selected by Tenant and reasonably approved by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work in the Expansion Premises, which work is not part of the Base Building. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” Tenant shall be required to include in its contracts with the Architect and the Engineers a provision which requires ownership of all Construction Drawings to be transferred to Tenant upon the Substantial Completion of the Tenant Improvements and Tenant hereby grants to Landlord a non-exclusive right to use such Construction Drawings, including without limitation, making copies thereof. All Construction Drawings shall substantially comply with the

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drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord’s reasonable approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in this Amendment shall specifically apply to the Construction Drawings.

3.2    Final Space Plan. Tenant and the Architect shall prepare the final space plan for Tenant Improvements in the Expansion Premises (collectively, the “Final Space Plan”), which Final Space Plan shall include a layout and designation of all offices, rooms and other fixed-wall partitioning, their intended use, and material, non-movable equipment to be contained therein, and shall deliver four (4) copies signed by Tenant of the Final Space Plan to Landlord for Landlord’s approval. Landlord and Tenant acknowledge and agree that Landlord has approved the Final Space Plan dated May 30, 2018, submitted by Tenant to Landlord.

3.3    Final Working Drawings. Tenant, the Architect and the Engineers shall complete the architectural and engineering drawings for the Expansion Premises, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit two (2) copies signed by Tenant of the same to Landlord for Landlord’s approval. Within seven (7) business days after such delivery, Landlord shall either approve such Final Working Drawings or deliver to Tenant written notice of the specific, reasonable changes that Landlord requires to conform the Final Working Drawings to the Final Space Plan. If Landlord reasonably disapproves the Final Working Drawings, Tenant shall make such changes and resubmit the revised Final Working Drawings to Landlord for its reasonable approval. Landlord and Tenant shall continue such process until Landlord has reasonably approved the Final Working Drawings

3.4    Permits. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of the construction of the Tenant Improvements. Tenant shall promptly submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 4.1, below, to commence and fully complete the construction of the Tenant Improvements (the “Permits”), and, in connection therewith, Tenant shall coordinate with Landlord in order to allow Landlord, at its option, to take part in all phases of the permitting process and shall supply Landlord, as soon as possible, with all plan check numbers and dates of submittal and obtain the Permits. Notwithstanding anything to the contrary set forth in this Section 3.4, Tenant hereby agrees that neither Landlord nor Landlord’s

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consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Expansion Premises and that the obtaining of the same shall be Tenant’s responsibility; provided however that Landlord shall, in any event, cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No material changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord (which consent Landlord shall not unreasonably withhold, condition or delay). Tenant shall, however, have the right to request changes in the Approved Working Drawings from time to time, and Landlord shall within three (3) business days after each such request, either approve such requested changes or reasonably disapprove such changes and deliver to Tenant written notice of the specific, reasonable modifications to Tenant’s proposed changes that Landlord requires for its reasonable approval.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1    Tenant’s Selection of Contractors.

4.1.1    Contractor. Tenant shall retain a general contractor to construct the Tenant Improvements (“Contractor”), subject to Landlord’s reasonable approval. Landlord approves Landmark Builders as the Contractor.

4.1.2    Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) shall be from a list supplied by Landlord or otherwise selected by Tenant, subject to Landlord’s reasonable approval.

4.2    Construction of Tenant Improvements by Tenant’s Agents.

4.2.1    Construction Contract; Cost Budget. Prior to Tenant’s execution of the construction contract and general conditions with Contractor (the “Contract”), Tenant shall submit the Contract to Landlord for its approval, which approval shall not be unreasonably withheld or delayed. Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.10, above, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract (the “Final Costs”). In the event that the Final Costs are greater than the amount of the Tenant Improvement Allowance (the “Over-Allowance Amount”), then Tenant shall pay a percentage of each amount requested by the Contractor or otherwise to be disbursed under this Tenant Work Letter, which percentage shall be equal to the Over-Allowance Amount divided by the amount of the Final Costs (after deducting from the Final Costs any amounts expended in connection with the preparation of the Construction Drawings, and the cost of all other Tenant Improvement Allowance Items incurred prior to the commencement of construction of the Tenant Improvements), and such payments by Tenant (the “Over-Allowance Payments”) shall

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be a condition to Landlord’s obligation to pay any amounts from the Tenant Improvement Allowance. In the event that, after the Final Costs have been delivered by Tenant to Landlord, the costs relating to the design and construction of the Tenant Improvements shall change, any additional costs necessary to such design and construction in excess of the Final Costs, shall be added to the Over-Allowance Amount and the Final Costs, and the Over-Allowance Payments shall be recalculated in accordance with the terms of the immediately preceding sentence. Notwithstanding anything set forth in this Tenant Work Letter to the contrary, construction of the Tenant Improvements shall not commence until (a) Landlord has approved the Contract, and (b) Tenant has procured and delivered to Landlord a copy of all Permits.

4.2.2    Tenant’s Agents.

4.2.2.1    Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work. Tenant’s and Tenant’s Agent’s construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in accordance with the Approved Working Drawings and Landlord’s rules and regulations for the construction of improvements in the Building, (ii) Tenant’s Agents shall submit schedules of all work relating to the Tenant’s Improvements to Landlord and Landlord shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule; and (iii) Tenant shall abide by all reasonable rules made by Landlord’s Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Tenant Improvements. Landlord shall, however, provide Tenant and Tenant’s Agents, without charge, with reasonable access to, and use of, the freight loading dock and service elevators during the construction of the Tenant Improvements, provided that, Tenant shall be required to pay to Landlord any reasonable costs associated with hiring a security guard if such usage occurs outside of normal business hours. Tenant shall pay a logistical coordination fee (the “Coordination Fee”) to Landlord in an amount equal to three percent (3%) of the hard construction costs of the Tenant Improvements, which Coordination Fee shall be for services relating to the coordination of the construction of the Tenant Improvements. Tenant shall also be obligated to pay to Landlord any costs expended by Landlord in connection with the construction of the Tenant Improvements; provided, however, that in no event shall Tenant be required to reimburse Landlord for any work or services performed by Landlord for or in connection with the Tenant Improvements, except for the reasonable and actual out-of-pocket cost incurred by Landlord, not to exceed $10,000, in connection with any third-party review of the mechanical, electrical, plumbing, and/or structural portions, as applicable, of any construction drawings relating to the Tenant Improvements in the event that Tenant elects to make alterations to the common mechanical, electrical, and plumbing systems serving the Building and/or the structure of the Building, as applicable. In the event of a conflict between the Approved Working Drawings and Landlord’s construction rules and regulations, Landlord, in its reasonable discretion, shall determine which shall prevail.

4.2.2.2    Indemnity. Tenant’s indemnity of Landlord as set forth in this Amendment shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone

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directly or indirectly employed by any of them, in connection with Tenant’s construction of the Tenant Improvements and/or Tenant’s non-payment of any amount arising out of the Tenant Improvements (unless caused by Landlord’s failure to disburse funds from the Tenant Improvement Allowance in accordance with the terms of this Tenant Work Letter) and/or Tenant’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in this Amendment , shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Expansion Premises , except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Parties or by Landlord’s breach of the Lease as amended by this Amendment, including, without limitation, this Tenant Work Letter.

4.2.2.3    Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (i) completion of the work performed by such contractor or subcontractors and (ii) the Expansion Commencement Date. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.2.3    Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.2.4    Inspection by Landlord. Tenant shall provide Landlord with reasonable prior notice of any inspection to be performed by a governmental entity in connection with the construction of the Tenant Improvements in order to allow Landlord to be present during such inspection. Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord reasonably disapprove any portion of the Tenant Improvements, Landlord shall notify Tenant in writing of such reasonable disapproval and shall specify the items disapproved. Any defects or deviations

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in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord reasonably determines that a defect or deviation exists or reasonably disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may, take such action as Landlord reasonably deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s reasonable satisfaction.

4.2.5    Meetings. Commencing upon the execution of this Amendment , Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at the Expansion Premises or by conference call, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s reasonable request, certain of Tenant’s Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor’s current request for payment.

4.3    Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Amendment , and (C) to deliver to Landlord four (4) sets of copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the Expansion Premises , and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Expansion Premises.

SECTION 5

MISCELLANEOUS

5.1    Tenant’s Representative. Tenant has designated Fletcher Payne as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

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5.2    Landlord’s Representative. Landlord has designated Peter Back as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3    Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in this Amendment, if a default as described in the Original Lease or this Tenant Work Letter (beyond applicable notice and cure periods) has occurred at any time on or before the Substantial Completion of the Expansion Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Original Lease, as amended by this Amendment, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Expansion Premises (in which case, Tenant shall be responsible for any delay in the substantial completion of the Expansion Premises caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Original Lease, as amended by this Amendment (in which case, Tenant shall be responsible for any delay in the substantial completion of the Expansion Premises caused by such inaction by Landlord).

5.4    Substantial Completion. For purposes of this Amendment, “Substantial Completion” (i) of the Tenant Improvements shall occur upon the completion of construction of the Tenant Improvements pursuant to the Approved Working Drawings, with the exception of any punch list items (the correction or completion of which will not materially interfere with Tenant’s occupancy and use of the Expansion Premises); and (ii) of the Landlord Work shall occur upon the completion of construction of the Landlord Work in accordance with this Tenant Work Letter, with the exception of any punch list items (the correction or completion of which will not materially interfere with Tenant’s construction of the Tenant Improvements or Tenant’s occupancy and use of the Expansion Premises).

5.5    Delay of Commencement Date. The day on which Tenant’s obligation to pay Rent commences shall be delayed by one (1) day for each day of delay in the Substantial Completion of the design and construction of the Tenant Improvements that is caused by any Landlord Delay. No Landlord Delay shall be deemed to have occurred unless and until Tenant has provided written notice to Landlord specifying the action or inaction that Tenant contends constitutes a Landlord Delay. If such action or inaction is not cured within one (1) business day after receipt of such notice, then a Landlord Delay, as set forth in such notice, shall be deemed to have occurred commencing as of the date such notice is received and continuing for the number of days the Substantial Completion of the Tenant Improvements was in fact delayed as a direct result of such action or inaction.

5.6    Landlord Delay. The term “Landlord Delay” as used in this Amendment or this Tenant Work Letter shall mean any actual delay in the Substantial Completion of the Tenant Improvements caused by a (1) delay in the giving of authorizations or approvals by Landlord

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required by Landlord hereunder; (2) delay attributable to the unreasonable, material interference of Landlord, its agents or contractors with the Substantial Completion of the Tenant Improvements or the failure or refusal of any such party to permit Tenant, its agents or contractors, reasonable access to and reasonable use of the Building or any Building facilities or services, including freight elevators, passenger elevators, and loading docks, which access and use are required for the orderly and continuous performance of the work necessary to complete the Tenant Improvements; and (3) delay by Landlord in administering and paying when due the Tenant Improvement Allowance.

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EXHIBIT C

FIRST OFFER SPACE

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